Exhibit 99.1

NEWS RELEASE
For Immediate Release: Tuesday, April 8, 2008	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS WINS $4.5 MILLION JURY VERDICT

IN LITIGATION WITH MARINE POLYMER TECHNOLOGIES

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:VASC) today announced that the jury has returned a verdict in its favor in the litigation against Marine Polymer Technologies, Inc. for product disparagement concerning statements made regarding the safety of Vascular Solutions’ D-Stat Dry hemostat product. In its verdict the jury found that Marine Polymer’s statements were false and disparaged the D-Stat Dry product and awarded Vascular Solutions $4.5 million in monetary damages. The jury rejected Marine Polymer’s counterclaims in their entirety. This verdict is subject to customary post-trial motions in the United States Federal District Court for the District of Massachusetts and appeal.

Howard Root, CEO of Vascular Solutions, commented: “This dispute should have been resolved with a simple corrective action that could have been taken by Marine Polymer back in 2005. But instead of resolution, they chose to escalate this matter to the point where it required the jury’s determination. We are pleased that the jury agreed with us that Marine Polymer’s statements regarding the safety of our D-Stat Dry were false and disparaging, and also with the jury’s award of damages to compensate Vascular Solutions for the effects of these statements.”

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat Dry hemostatic bandage used for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, costs and unpredictable verdicts in pending litigation with VNUS Medical, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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